Exhibit 99.1

FOR IMMEDIATE RELEASE May 1, 2013	CONTACTS:
	News Media Ruben Rodriguez	(202) 624-6620

	Financial Community Douglas Bonawitz	(202) 624-6129

WGL Holdings, Inc. Reports Second Quarter Fiscal Year 2013 Financial Results;

Raised Fiscal Year 2013 Non-GAAP Guidance

•	Consolidated earnings per share up — $1.73 per share vs. $1.44 per share for the same quarter of the prior year

•	Consolidated non-GAAP operating earnings per share up — $1.75 per share vs. $1.58 per share for the same quarter of prior year

•	Earnings Guidance for fiscal year 2013 — raised to a range from $2.42 to $2.54 per share for non-GAAP operating earnings and updating GAAP earnings to a range of $2.30 to $2.42 per share

Consolidated Results

WGL Holdings, Inc. (NYSE: WGL), the parent company of Washington Gas Light Company (Washington Gas) and other energy-related subsidiaries, today reported net income determined in accordance with generally accepted accounting principles in the United States of America (GAAP) for the quarter ended March 31, 2013 of $89.5 million, or $1.73 per share, compared to net income of $74.2 million, or $1.44 per share, reported for the quarter ended March 31, 2012.

For the first six months of fiscal year 2013, we reported net income determined in accordance with GAAP of $141.9 million, or $2.74 per share, compared to net income of $124.6 million, or $2.42 per share, reported for the comparative period of fiscal year 2012. Our operations are seasonal and, accordingly, our operating results for the three and six months ended March 31, 2013, are not indicative of the results expected for the 12 months ending September 30, 2013.

Financial performance is also evaluated based on non-GAAP operating earnings (loss). Non-GAAP operating earnings (loss) excludes the effects of: (i) unrealized mark-to-market gains (losses) on energy-related derivatives for our regulated utility and retail energy marketing segments; (ii) certain gains and losses associated with optimizing the utility segment’s system capacity assets; (iii) changes in the measured value of our inventory for our wholesale energy solutions segment; (iv) the financial effects of warm or cold weather that exceeds weather protection for our regulated utility segment and (v) certain unusual transactions. Refer to “Use of Non-GAAP Operating Earnings (Loss)” and supporting reconciliations attached to this news release for a detailed discussion of management’s use of non-GAAP operating earnings, as well as reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results.

For the quarter ended March 31, 2013, non-GAAP operating earnings were $90.7 million, or $1.75 per share, an increase of $9.4 million, or $0.17 per share, over non-GAAP operating earnings of $81.3 million, or $1.58 per share, for the same quarter of the prior fiscal year. For the six months ended March 31, 2013, non-GAAP operating earnings were $149.6 million, or $2.89 per share, an increase of $10.2 million, or $0.19 per share, over non-GAAP operating earnings of $139.4 million, or $2.70 per share, for the same period of the prior fiscal year.

“I am happy to announce second quarter non-GAAP earnings per share of $1.75, an increase of 11% over the prior year,” said Terry McCallister, Chairman and Chief Executive Officer of WGL Holdings. “Earnings improved in both our utility and non-utility businesses for the quarter, reflecting our continued effective execution against our long range goals. For the full year we are increasing our guidance for non-GAAP earnings, primarily driven by lower O&M spending in our utility operations. Another significant event occurred on April 26, as we filed a rate case with the Maryland Public Service Commission requesting a revenue increase of $30.7 million. This request reflects recent increases in our pipeline replacement spending in Maryland as well as higher O&M costs. This action supports our plans to maintain a strong earnings contribution from our utility business as we increase replacement spending to ensure a safe and reliable distribution system.”

Second Quarter Results by Business Segment

Regulated Utility

For the quarter ended March 31, 2013, our regulated utility segment reported net income of $77.1 million, or $1.49 per share, an increase of $4.7 million, or $0.09 per share, compared to a net income of $72.4 million, or $1.40 per share, reported for the same quarter of the prior fiscal year. After adjustments, non-GAAP operating earnings for the regulated utility segment were $81.1 million, or $1.57 per share, for the quarter ended March 31, 2013, compared to non-GAAP operating earnings of $77.0 million, or $1.49 per share, for the same quarter of the prior fiscal year.

For the six months ended March 31, 2013, our regulated utility segment reported net income of $115.8 million, or $2.24 per share, compared to net income of $116.8 million, or $2.27 per share, reported for the six months ended March 31, 2012. After adjustments, non-GAAP operating earnings for the regulated utility segment were $125.1 million, or $2.42 per share, for the six months ended March 31, 2013, compared to non-GAAP operating earnings of $121.1 million, or $2.35 per share, for the same period of the prior fiscal year.

For both the three and six months ended March 31, 2013, higher non-GAAP operating earnings reflect: (i) higher revenues due to an increase in average active customer meters; (ii) higher margins associated with our asset optimization program; (iii) favorable effects of changes in natural gas consumption patterns due to shifts in weather patterns; (iv) lower bad debt expense due to a reduction in customer delinquencies and charge-offs and (v) lower income tax expense due to a lower effective tax rate. Partially offsetting these favorable variances were decreases in the recovery of carrying costs on lower average storage gas inventory balances and higher depreciation expense due to the growth in our investment in utility plant. For the six-month period only, non-GAAP earnings were also higher due to higher revenues related to the timing of rate relief in Maryland.

Retail Energy-Marketing

For the quarter ended March 31, 2013, the retail energy-marketing segment reported net income of $21.7 million, or $0.42 per share, an increase of $17.2 million, or $0.33 per share, over net income of $4.5 million, or $0.09 per share, reported for the same quarter of the prior fiscal year. Non-GAAP operating earnings for the retail energy-marketing segment were $11.6 million, or $0.22 per share, for the quarter ended March 31, 2013, an increase of $6.3 million, or $0.12 per share, over non-GAAP operating earnings of $5.3 million, or $0.10 per share, for the same quarter of the prior fiscal year. Non-GAAP operating earnings reflect higher realized electric margins due to increased sales volumes associated with colder winter weather and favorable timing of margin recognition in the current period versus the same quarter of the prior year, partially offset by higher electricity supply charges from the regional power grid operator, PJM. The increase in natural gas sales margins for the quarter was primarily attributable to a more favorable pattern of margin recognition in the current quarter due to higher levels of storage withdrawals at favorable spreads. In addition, gas margins increased due to higher retail sales volumes resulting from colder weather and higher margins on portfolio optimization activities. Operating expenses declined primarily due to lower customer acquisition expenses and lower charges from Maryland and Pennsylvania utilities related to Purchase of Receivables (POR) programs.

For the six months ended March 31, 2013, the retail energy-marketing segment reported net income of $34.7 million, or $0.67 per share, an increase of $29.4 million, or $0.57 per share, over net income of $5.3 million, or $0.10 per share, reported for the same period of the prior fiscal year. Non-GAAP operating earnings for the retail energy-marketing segment were $23.6 million, or $0.46 per share, for the six months ended March 31, 2013, an increase of $5.2 million, or $0.10 per share, over non-GAAP operating earnings of $18.4 million, or $0.36 per share, for the same period of the prior fiscal year. The increase in non-GAAP operating earnings reflects higher realized gas margins attributable to higher sales volumes due to colder weather, higher unit margins on portfolio optimization activity and favorable price and timing conditions in the current period versus the same quarter of the prior year. Realized electric margins were lower on a different pattern of annual margin recognition in the current year vs. the prior year and higher electricity supply charges from PJM, partially offset by higher sales volumes in the current year. Operating expenses in the six-month period declined primarily due to lower customer acquisition expenses and lower charges from Maryland and Pennsylvania utilities related to POR programs.

The pattern of margin recognition that the retail energy-marketing segment realizes in a given quarter varies from year to year.

Commercial Energy Systems

For the quarter ended March 31, 2013, the commercial energy systems segment reported net income of $0.6 million compared to net income of $0.4 million for the same quarter last year. For the six months ended March 31, 2013, the commercial energy systems segment reported net income of $1.7 million, or $0.03 per share, compared to net income of $0.7 million, or $0.01 per share, for the same period last year. Net income was higher primarily due to higher revenue from commercial solar projects and higher returns on investments from our alternative energy assets partially offset by lower project work for government agency customers. There were no non-GAAP adjustments for this segment for any of the periods presented.

Wholesale Energy Solutions

For the quarter ended March 31, 2013, the wholesale energy solutions segment reported a net loss of $(9.4) million, or $(0.18) per share, compared to a net loss of $(2.7) million, or $(0.05) per share, for the same quarter of the prior fiscal year. Non-GAAP net losses for the wholesale energy solutions segment were $(2.1) million, or $(0.04) per share, compared to a loss of $(1.1) million, or $(0.02) per share, for the same period of the prior fiscal year. Non-GAAP operating earnings were lower than prior year primarily due to compressed transportation and storage spreads.

For the six months ended March 31, 2013, the wholesale energy solutions segment reported a net loss of $(8.1) million, or $(0.16) per share, compared to net income of $2.5 million, or $0.05 per share, for the same period of the prior fiscal year. Wholesale energy solutions reported non-GAAP operating earnings of $1.4 million, or $0.03 per share, compared to a non-GAAP operating loss of $(0.1) million for the same period of the prior fiscal year. Non-GAAP operating earnings were higher than in the prior year principally due to an increase in storage margins driven by the segment’s ongoing investments in low-cost storage capacity.

Earnings Outlook

We are updating our GAAP earnings estimate for fiscal year 2013 to a range of $2.30 per share to $2.42 per share. This estimate includes projected fiscal year 2013 earnings from our regulated utility segment in a range of $1.65 per share to $1.71 per share and projected fiscal year 2013 earnings from our non-utility business segments in a range of $0.65 per share to $0.71 per share.

We are raising our non-GAAP consolidated earnings estimate for fiscal year 2013 to a range of $2.42 per share to $2.54 per share. This estimate includes projected fiscal year 2013 non-GAAP operating earnings from our regulated utility segment in a range of $1.79 per share to $1.85 per share, and projected fiscal year 2013 non-GAAP operating earnings from our non-utility business segments in a range of $0.63 per share to $0.69 per share. Refer to the “Reconciliation of GAAP Earnings Guidance to Non-GAAP Earnings Guidance” attached to this press release for a reconciliation of our GAAP earnings per share estimate to our estimate based on non-GAAP operating earnings per share.

We assume no obligation to update this guidance. The absence of any statement by us in the future should not be presumed to represent an affirmation of this earnings guidance. For the assumptions underlying this guidance, please refer to the slides accompanying our webcast that will be posted to the WGL Holdings website, www.wglholdings.com.

Other Information

We will hold a conference call at 10:30 a.m. Eastern Time on May 2, 2013, to discuss our second quarter fiscal year 2013 financial results. The live conference call will be available to the public via a link located on the WGL Holdings website, www.wglholdings.com. To hear the live webcast, click on the “Webcast” link located on the home page of the referenced site. The webcast and related slides will be archived on the WGL Holdings website through June 2, 2013.

Headquartered in Washington, D.C., WGL Holdings, Inc. has four operating segments: (i) the regulated utility segment which primarily consists of Washington Gas, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region; (ii) the retail energy-marketing segment which consists of Washington Gas Energy Services, Inc., a third-party marketer that competitively sells natural gas and electricity; (iii) the commercial energy systems segment which consists of Washington Gas Energy Systems, Inc., a provider of design-build energy efficiency solutions to government and commercial clients, commercial solar projects, and the operations of WGSW, a holding company formed to invest in alternative energy assets and (iv) the wholesale energy solutions segment which consists of Capitol Energy Ventures Corp., an asset optimization business that acquires, manages and optimizes natural gas storage and transportation assets. Additional information about WGL Holdings, Inc. is available on our website, www.wglholdings.com.

Unless otherwise noted, earnings per share amounts are presented on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.

Please see the attached comparative statements for additional information on our operating results. Also attached to this news release are reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results, as well as reconciliations of our GAAP earnings guidance to our non-GAAP earnings guidance.

Forward-Looking Statements

This news release and other statements by us include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and we assume no duty to update them. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, general economic conditions and the factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents we have filed with, or furnished to, the U.S. Securities and Exchange Commission.

WGL Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands)	March 31, 2013	September 30, 2012
ASSETS
Property, Plant and Equipment
At original cost	$3,900,042	$3,807,036
Accumulated depreciation and amortization	(1,174,763)	(1,139,623)
Net property, plant and equipment	2,725,279	2,667,413
Current Assets
Cash and cash equivalents	9,664	10,263
Accounts receivable, net	616,744	369,907
Storage gas	164,871	283,008
Other	114,442	169,583
Total current assets	905,721	832,761
Deferred Charges and Other Assets	600,817	610,773
Total Assets	$4,231,817	$4,110,947
CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholders’ equity	$1,374,033	$1,269,556
Washington Gas Light Company preferred stock	28,173	28,173
Long-term debt	554,740	589,202
Total capitalization	1,956,946	1,886,931
Current Liabilities
Notes payable and current maturities of long-term debt	219,100	247,718
Accounts payable and other accrued liabilities	298,662	270,387
Other	276,233	238,910
Total current liabilities	793,995	757,015
Deferred Credits	1,480,876	1,467,001
Total Capitalization and Liabilities	$4,231,817	$4,110,947

WGL Holdings, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
(In thousands, except per share data)	2013	2012	2013	2012
OPERATING REVENUES
Utility	$527,174	$460,700	$875,107	$824,847
Non-utility	364,209	378,744	703,012	742,354
Total Operating Revenues	891,383	839,444	1,578,119	1,567,201
OPERATING EXPENSES
Utility cost of gas	244,201	188,475	387,171	343,784
Non-utility cost of energy-related sales	323,740	356,114	622,889	691,976
Operation and maintenance	88,001	85,057	171,503	166,681
Depreciation and amortization	25,544	24,106	52,848	48,346
General taxes and other assessments	54,182	47,281	93,248	84,078
Total Operating Expenses	735,668	701,033	1,327,659	1,334,865
OPERATING INCOME	155,715	138,411	250,460	232,336
Other Income — Net	951	1,953	1,496	2,994
Interest Expense	8,951	9,521	18,144	19,343
INCOME BEFORE INCOME TAXES	147,715	130,843	233,812	215,987
INCOME TAX EXPENSE	57,880	56,334	91,259	90,710
NET INCOME	89,835	74,509	142,553	125,277
Dividends on Washington Gas Light Company preferred stock	330	330	660	660

NET INCOME APPLICABLE TO COMMON STOCK	$89,505	$74,179	$141,893	$124,617
AVERAGE COMMON SHARES OUTSTANDING
Basic	51,681	51,511	51,657	51,473
Diluted	51,828	51,561	51,759	51,546
EARNINGS PER AVERAGE COMMON SHARE
Basic	$1.73	$1.44	$2.75	$2.42
Diluted	$1.73	$1.44	$2.74	$2.42

Net Income (Loss) Applicable To Common Stock — By Segment ($000):

Regulated utility	$77,140	$72,351	$115,806	$116,757

Non-utility operations:
Retail energy-marketing	21,680	4,464	34,701	5,310
Commercial energy systems	649	431	1,687	729
Wholesale energy solutions	(9,401)	(2,722)	(8,125)	2,515
Other activities	(563)	(345)	(2,176)	(694)
Total non-utility	12,365	1,828	26,087	7,860
NET INCOME APPLICABLE TO COMMON STOCK	$89,505	$74,179	$141,893	$124,617

WGL Holdings, Inc.

Consolidated Financial and Operating Statistics

(Unaudited)

FINANCIAL STATISTICS

									Twelve Months Ended March 31
									2013	2012

Closing Market Price — end of period									$44.10	$40.70
52-Week Market Price Range									$44.30-$35.96	$44.99-$34.71
Price Earnings Ratio									14.5	21.5
Annualized Dividends Per Share									$1.68	$1.60
Dividend Yield									3.8%	3.9%
Return on Average Common Equity									11.8%	7.6%
Total Interest Coverage (times)									7.9	5.3
Book Value Per Share — end of period									$26.58	$25.08
Common Shares Outstanding — end of period (thousands)									51,703	51,532

UTILITY GAS STATISTICS
	Three Months Ended March 31,				Six Months Ended March 31,				Twelve Months Ended March 31,
(In thousands)	2013		2012		2013		2012		2013	2012
Operating Revenues
Gas Sold and Delivered
Residential — Firm	$357,800		$306,586		$579,211		$537,736		$739,150	$698,545
Commercial and Industrial — Firm	81,184		64,670		132,311		116,762		171,079	160,855
Commercial and Industrial — Interruptible	1,320		650		1,809		1,199		2,195	2,075
Electric Generation	275		367		550		550		1,100	1,100
	440,579		372,273		713,881		656,247		913,524	862,575
Gas Delivered for Others
Firm	64,654		66,806		118,969		124,313		168,266	177,687
Interruptible	19,059		15,706		33,144		28,650		50,618	46,369
Electric Generation	101		6		182		144		764	484
	83,814		82,518		152,295		153,107		219,648	224,540
	524,393		454,791		866,176		809,354		1,133,172	1,087,115
Other	2,781		5,909		8,931		15,493		26,442	31,721
Total	$527,174		$460,700		$875,107		$824,847		$1,159,614	$1,118,836

	Three Months Ended March 31,				Six Months Ended March 31,				Twelve Months Ended March 31,
(In thousands of therms)	2013		2012		2013		2012		2013	2012

Gas Sales and Deliveries
Gas Sold and Delivered
Residential — Firm	343,558		259,647		553,050		442,847		650,408	543,476
Commercial and Industrial — Firm	85,461		64,146		140,875		113,643		176,747	150,398
Commercial and Industrial — Interruptible	1,367		777		2,071		1,482		2,632	2,462
	430,386		324,570		695,996		557,972		829,787	696,336
Gas Delivered for Others
Firm	212,630		172,168		363,090		312,829		486,959	434,676
Interruptible	101,024		78,393		177,061		150,340		269,752	241,896
Electric Generation	14,355		35,186		65,572		43,013		365,875	160,208
	328,009		285,747		605,723		506,182		1,122,586	836,780
Total	758,395		610,317		1,301,719		1,064,154		1,952,373	1,533,116

WASHINGTON GAS ENERGY SERVICES
Natural Gas Sales
Therm Sales (thousands of therms)	320,129		249,627		531,019		432,360		709,079	591,856
Number of Customers (end of period)	171,000		179,000		171,000		179,000		171,000	179,000
Electricity Sales
Electricity Sales (thousands of kWhs)	3,044,866		2,896,382		5,848,583		5,408,962		12,234,493	11,144,647
Number of Accounts (end of period)	183,000		197,000		183,000		197,000		183,000	197,000

UTILITY GAS PURCHASED EXPENSE (excluding asset optimization)	55.43	¢	59.06	¢	53.83	¢	62.52	¢	53.12 ¢	63.75	¢

HEATING DEGREE DAYS
Actual	2,151		1,613		3,460		2,807		3,689	3,094
Normal	2,115		2,112		3,463		3,462		3,778	3,777
Percent Colder (Warmer) than Normal	1.7%		(23.6)%		(0.1)%		(18.9)%		(2.4)%	(18.1)%

Average Active Customer Meters	1,107,004		1,096,571		1,102,917		1,092,337		1,099,352	1,089,657

WGL HOLDINGS, INC.

USE OF NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

The attached reconciliations are provided to clearly identify adjustments made to net income calculated in accordance with GAAP to derive non-GAAP operating earnings (loss). Management believes non-GAAP operating earnings (loss) provides a more meaningful representation of our earnings from ongoing operations by adjusting for the effects of: (i) unrealized mark-to-market gains and losses from energy-related derivatives for our regulated utility and retail marketing operations; (ii) certain gains and losses associated with optimizing the utility segment’s capacity assets; (iii) changes in the measured value of our inventory for our wholesale energy solutions segment; (iv) the financial effects of warmer-than-normal/colder-than-normal weather that exceeds weather protection for our regulated utility segment and (v) certain unusual transactions. This presentation facilitates analysis by providing a consistent and comparable measure to help management, investors and analysts better understand and evaluate our operating results and performance trends, and assist in analyzing period-to-period comparisons. Additionally, we use this non-GAAP measure to report to the board of directors and to evaluate management’s performance. The economic substance underlying our adjustments to calculate non-GAAP operating earnings (loss) is as follows:

•

We exclude unrealized mark-to-market adjustments for our energy-related derivatives for our regulated utility and retail energy-marketing operations to provide a more transparent and accurate view of the ongoing financial results of our operations and to be consistent with regulatory sharing requirements. For our regulated utility segment, we use derivatives to substantially lock in a future profit. This profit does not change even though the unrealized fair value of the underlying derivatives may change period-to-period, until settlement. Additionally, for the regulated utility segment, sharing with customers is based on realized profit, and does not factor in unrealized gains and losses. For our retail energy-marketing segment, we use derivatives to lock in a price for energy supplies to match future retail sales commitments. These derivatives are subject to mark-to-market treatment, while most of the corresponding retail sales contracts are not. With the exception of certain transactions related to the optimization of system capacity assets as discussed below, when these derivatives settle, the realized economic impact is reflected in our non-GAAP operating results, as we are only removing interim unrealized mark-to-market amounts.

•

We adjust for certain gains and losses associated with the optimization of the regulated utility segment’s capacity assets. Transactions to optimize our system storage capacity assets are structured to lock in a profit that is recognized, for regulatory purposes, as the natural gas is delivered to end-use customers. These transactions may result in gains and losses that consist of: (i) the settlement of physical and financial derivatives related to the management of our storage inventory and (ii) lower-of-cost or market adjustments from the difference between the cost of physical inventory compared to the amount realized through rates when the inventory is ultimately delivered to customers. In our GAAP results, due to timing differences between when the physical and financial transactions settle, and when the natural gas is sold to the end-use customer, gains and losses associated with our storage optimization strategy may be spread across different reporting periods. For purposes of calculating non-GAAP operating earnings (loss), gains and losses associated with these transactions are included in the reporting period when the gas is delivered to the end-use customer and the ultimate profit is realized for regulatory purposes. These adjustments reflect a better matching between the economic costs and benefits of the overall optimization strategy.

We also exclude valuation adjustments to the carrying value of non-system natural gas storage inventory in our regulated utility segment. This inventory is held solely to support asset optimization transactions. Valuation adjustments to reflect lower-of-cost or market under current accounting standards may not be representative of the margins that will be realized and shared with our utility ratepayers. Non-GAAP earnings reflect actual margins realized based on the unadjusted historical cost in storage when inventory is withdrawn and sold.

•

Our non-utility wholesale energy solutions segment owns natural gas storage inventory in connection with its asset optimization strategies. Certain storage inventory is economically hedged with physical sales contracts. We adjust the value of that inventory using the same forward price that is used to calculate the fair value of the related physical sales contracts under derivative accounting requirements. The remaining storage optimization inventory is valued using delivered market prices for the month following the end of the reporting period. This adjustment also includes the estimated effects of certain sharing mechanisms on all of our non-GAAP unrealized gains and losses. Adjusting our storage optimization inventory in this fashion allows our reported non-GAAP earnings to better align with the settlement of both our physical and financial transactions and allows investors and management to better analyze the results of our non-utility asset optimization strategies.

•

Washington Gas has a weather protection strategy designed to neutralize the estimated financial effects of weather. To the extent, however, the financial effects of warm or cold weather exceed our weather protection, we will exclude these effects from non-GAAP operating earnings (loss). Utilization of normal weather is an industry standard, and it is our practice to evaluate our rate-regulated revenues by utilizing normal weather and to provide estimates and guidance on the basis of normal weather.

•	We exclude certain unusual transactions that may be the result of regulatory or legal decisions, or items that we may deem outside of the ordinary course of business.

There are limits in using non-GAAP operating earnings (loss) to analyze our results, as they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, using non-GAAP operating earnings (loss) per share to analyze our earnings may have limited value as it excludes certain items that may have a material impact on our reported financial results. We compensate for these limitations by providing investors with the attached reconciliations to net income, the most directly comparable GAAP financial measure.

WGL HOLDINGS, INC. (Consolidating by Segment)

RECONCILIATION OF GAAP NET INCOME (LOSS) TO

NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

Three Months Ended March 31, 2013
(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Wholesale Energy Solutions	Other Activities	Consolidated
GAAP net income (loss)	$77,140	$21,680	$649	$(9,401)	$(563)	$89,505
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	3,646	(10,407)	—	—	—	(6,761)
Storage optimization program (b)	1,152	—	—	—	—	1,152
Weather derivative products (c)	(425)	—	—	—	—	(425)
Change in measured value of inventory (d)	—	—	—	7,272	—	7,272
Competitive service provider imbalance cash settlement (e)	(370)	369	—	—	—	(1)
Non-GAAP operating earnings (loss)	$81,143	$11,642	$649	$(2,129)	$(563)	$90,742
GAAP diluted earnings (loss) per average common share (51,828 shares)	$1.49	$0.42	$0.01	$(0.18)	$(0.01)	$1.73
Per share effect of non-GAAP adjustments	0.08	(0.20)	—	0.14	—	0.02
Non-GAAP operating earnings (loss) per share	$1.57	$0.22	$0.01	$(0.04)	$(0.01)	$1.75

Three Months Ended March 31, 2012
(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Wholesale Energy Solutions	Other Activities*	Consolidated
GAAP net income (loss)	$72,351	$4,464	$431	$(2,722)	$(345)	$74,179
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	(673)	870	—	—	—	197
Storage optimization program (b)	841	—	—	—	—	841
Weather derivative products (c)	(186)	—	—	—	—	(186)
Change in measured value of inventory (d)	—	—	—	1,604	—	1,604
DC weather impact (f)	1,857	—	—	—	—	1,857
Regulatory asset write off — tax effect of Medicare Part D (g)	2,827	—	—	—	—	2,827
Non-GAAP operating earnings (loss)	$77,017	$5,334	$431	$(1,118)	$(345)	$81,319
GAAP diluted earnings (loss) per average common share (51,561 shares)	$1.40	$0.09	$0.01	$(0.05)	$(0.01)	$1.44
Per share effect of non-GAAP adjustments	0.09	0.01	—	0.03	0.01	0.14
Non-GAAP operating earnings (loss) per share	$1.49	$0.10	$0.01	$(0.02)	$—	$1.58

Six Months Ended March 31, 2013
(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Wholesale Energy Solutions	Other Activities*	Consolidated
GAAP net income (loss)	$115,806	$34,701	$1,687	$(8,125)	$(2,176)	$141,893
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	8,851	(11,462)	—	—	—	(2,611)
Storage optimization program (b)	1,062	—	—	—	—	1,062
Weather derivative products (c)	(282)	—	—	—	—	(282)
Change in measured value of inventory (d)	—	—	—	9,543	—	9,543
Competitive service provider imbalance cash settlement (e)	(370)	369	—	—	—	(1)
Non-GAAP operating earnings (loss)	$125,067	$23,608	$1,687	$1,418	$(2,176)	$149,604
GAAP diluted earnings (loss) per average common share (51,759 shares)	$2.24	$0.67	$0.03	$(0.16)	$(0.04)	$2.74
Per share effect of non-GAAP adjustments	0.18	(0.21)	—	0.19	(0.01)	0.15
Non-GAAP operating earnings (loss) per share	$2.42	$0.46	$0.03	$0.03	$(0.05)	$2.89

Six Months Ended March 31, 2012
(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Wholesale Energy Solutions	Other Activities*	Consolidated
GAAP net income (loss)	$116,757	$5,310	$729	$2,515	$(694)	$124,617
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	(885)	13,079	—	—	—	12,194
Storage optimization program (b)	979	—	—	—	—	979
Weather derivative products (c)	(414)	—	—	—	—	(414)
Change in measured value of inventory (d)	—	—	—	(2,634)	—	(2,634)
DC weather impact (f)	1,857	—	—	—	—	1,857
Regulatory asset write off — tax effect of Medicare Part D (g)	2,827	—	—	—	—	2,827
Non-GAAP operating earnings (loss)	$121,121	$18,389	$729	$(119)	$(694)	$139,426
GAAP diluted earnings (loss) per average common share (51,546 shares)	$2.27	$0.10	$0.01	$0.05	$(0.01)	$2.42
Per share effect of non-GAAP adjustments	0.08	0.26	—	(0.05)	(0.01)	0.28
Non-GAAP operating earnings (loss) per share	$2.35	$0.36	$0.01	$—	$(0.02)	$2.70

*	Per share amounts may include adjustments for rounding

(Footnote references are described on the following page.)

WGL HOLDINGS, INC. (Consolidated by Quarter)

RECONCILIATION OF GAAP NET INCOME (LOSS) TO

NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

Fiscal Year 2013
	Quarterly Period Ended (h)
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year
GAAP net income	$52,388	$89,505			$141,893
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	4,150	(6,761)			(2,611)
Storage optimization program (b)	(90)	1,152			1,062
Weather derivative products (c)	143	(425)			(282)
Change in the measured value of inventory (d)	2,271	7,272			9,543
Competitive service provider imbalance cash settlement (e)	—	(1)			(1)
Non-GAAP operating earnings	$58,862	$90,742			$149,604
Diluted average common shares outstanding	51,688	51,828			51,759
GAAP diluted earnings per average common share	$1.01	$1.73			$2.74
Per share effect of non-GAAP adjustments	0.13	0.02			0.15
Non-GAAP operating earnings per share	$1.14	$1.75			$2.89

Fiscal Year 2012
	Quarterly Period Ended (h)
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year
GAAP net income	$50,438	$74,179			$124,617
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss on energy-related derivatives (a)	11,997	197			12,194
Storage optimization program (b)	138	841			979
Weather derivative products (c)	(228)	(186)			(414)
Change in the measured value of inventory (d)	(4,238)	1,604			(2,634)
DC weather impact (f)	—	1,857			1,857
Regulatory asset write-off — tax effect Medicare Part D (g)	—	2,827			2,827
Non-GAAP operating earnings	$58,107	$81,319			$139,426
Diluted average common shares outstanding	51,533	51,561			51,546
GAAP diluted earnings per average common share	$0.98	$1.44			$2.42
Per share effect of non-GAAP adjustments	0.15	0.14			0.28
Non-GAAP operating earnings per share	$1.13	$1.58			$2.70

Footnotes:

(a)	Adjustments to eliminate the change in the unrealized mark-to-market positions of our energy-related derivatives for regulated utility and retail energy-marketing that were recorded to income during the period. For the regulated utility segment, the portion of our unrealized mark-to-market gains and losses that are not recognized as being shared with customers are recorded directly to income for GAAP purposes. All unrealized mark-to-market gains and losses for the retail energy-marketing segment are recorded directly to income.
(b)	Adjustments to shift the timing of storage optimization margins from the periods recognized for GAAP purposes to the periods in which such margins are recognized for regulatory sharing purposes. In addition, lower-of-cost or market adjustments related to system and non-system storage optimization are eliminated for non-GAAP reporting, since the margins will be recognized for regulatory purposes when the withdrawals are made at the unadjusted historical cost of storage inventory.
(c)	Represents weather derivatives that are recorded at fair value rather than being valued based on actual variations from normal weather. Thus, any portion of recorded fair value that is not directly offset by an increase/decrease in revenue due to weather is excluded for non-GAAP purposes.
(d)	Adjustments to reflect storage inventory at market or at a value based on the price used to value the physical forward sales contract that is economically hedging the storage inventory. This adjustment also includes the estimated effects of certain sharing mechanisms on all of our non-GAAP unrealized gains and losses.
(e)	Represents a refund to customers ordered by the Public Service Commission of Maryland (PSC of MD) in September 2011 associated with a cash settlement of gas imbalances with competitive service providers. The order remanded the matter to a hearing examiner to determine the amount of the refund as the difference between charges made to customers and the charges that would have been incurred had the imbalances been made up through volumetric adjustments.
(f)	Represents the financial effects of warm or cold weather that exceeds weather protection for our regulated utility segment.
(g)	In March 2010, the Patient Protection and Affordable Care Act (PPACA) eliminated future Medicare Part D tax benefits for Washington Gas’ tax years beginning after September 30, 2013. The deferred tax asset related to this benefit was reversed and a regulatory asset was established to reflect the probable recovery of higher future tax expense from customers. Based on positions taken by the Maryland Public Service Commission (PSC of MD) in Washington Gas’ rate case, the PSC of MD would not permit recovery of this asset.
(h)	Quarterly earnings per share may not sum to year-to-date or earnings per share as quarterly calculations are based on weighted average common and common equivalent shares outstanding, which may vary for each of those periods.

WGL HOLDINGS, INC.

RECONCILIATION OF GAAP EARNINGS GUIDANCE TO

NON-GAAP EARNINGS GUIDANCE

FISCAL YEAR ENDING SEPTEMBER 30, 2013

Consolidated
	Low	High
GAAP Earnings Per Share Guidance Range	$2.30	$2.42
Adjusted for:
Unrealized mark-to-market gain on energy-related derivatives (a)	(0.06)	(0.06)
Storage optimization program (b)	0.01	0.01
Change in measured value of inventory (c)	0.18	0.18
Weather derivative products (d)	(0.01)	(0.01)
Non-GAAP Operating Earnings Per Share Guidance Range	$2.42	$2.54

Regulated Utility Segment
	Low	High
GAAP Earnings Per Share Guidance Range	$1.65	$1.71
Adjusted for:
Unrealized mark-to-market loss on energy-related derivatives (a)	0.15	0.15
Storage optimization program (b)	0.01	0.01
Weather derivative products (d)	(0.01)	(0.01)
Competitive service provider imbalance cash settlement- Maryland (e)	(0.01)	(0.01)
Non-GAAP Operating Earnings Per Share Guidance Range	$1.79	$1.85

Non-Utility Business Segments
	Low	High
GAAP Earnings Per Share Guidance Range	$0.65	$0.71
Adjusted for:
Unrealized mark-to-market gain on energy-related derivatives (a)	(0.21)	(0.21)
Change in measured value of inventory (c)	0.18	0.18
Competitive service provider imbalance cash settlement- Maryland (e)	0.01	0.01
Non-GAAP Operating Earnings Per Share Guidance Range	$0.63	$0.69

Footnotes:

(a)	Represents the estimated reversal of certain of our existing unrealized mark-to-market positions related to our energy derivatives for regulated utility and retail energy-marketing that will be recorded to income during fiscal year 2013. For the regulated utility segment, the portion of our unrealized mark-to-market gains and losses that are not recognized as being shared with customers are recorded directly to income for GAAP purposes. All unrealized mark-to-market gains and losses for the retail-energy marketing segment are recorded directly to income.
(b)	Adjustments to shift the timing of storage optimization margins from the periods recognized for GAAP purposes to the periods in which such margins are recognized for regulatory sharing purposes. In addition, lower-of-cost or market adjustments related to system and non-system storage optimization are eliminated for non-GAAP reporting, since the margins will be recognized for regulatory purposes when the withdrawals are made at the unadjusted historical cost of storage inventory.
(c)	Adjustments to reflect storage inventory at market or at a value based on the price used to value the physical forward sales contract that is economically hedging the storage inventory. This adjustment also includes the estimated effects of certain sharing mechanisms on all of our non-GAAP unrealized gains and losses.
(d)	Represents weather derivatives that are recorded at fair value rather than being valued based on actual variations from normal weather. Thus, any portion of recorded fair value that is not directly offset by an increase/decrease in revenue due to weather is excluded for non-GAAP purposes.
(e)	Represents a refund to customers ordered by the Public Service Commission of Maryland (PSC of MD) in September 2011 associated with a cash settlement of gas imbalances with competitive service providers. The order remanded the matter to a hearing examiner to determine the amount of the refund as the difference between charges made to customers and the charges that would have been incurred had the imbalances been made up through volumetric adjustments.